Exhibit 99.1
Joint Filing Agreement

Each of the undersigned hereby agrees to file jointly the statement on Schedule 13D to which this Agreement is attached, and any amendments thereto that may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments hereto, filed on behalf of each of the parties hereto.

Dated:      October 20, 2010

ATLANTIC INVESTORS, LLC, a Delaware limited liability company

By:	Unicorn Worldwide Holdings Limited, a Managing Member

By:	/s/ Simon McNally
Name: Simon McNally
Title: Director

MADISON TECHNOLOGY LLC, a Delaware limited liability company

By:	/s/ Arthur Becker
Name: Arthur Becker
Title: Managing Member

/s/ Arthur Becker
Arthur Becker

UNICORN WORLDWIDE HOLDINGS LIMITED, a corporation organized under the laws of the British Virgin Islands

By:	/s/ Simon McNally
Name: Simon McNally
Title: Director